     Exhibit 99
 Corn Products International, Inc.
 Westchester, IL 60154

N E W S R E L E A S E

For Release	CONTACT:
April 5, 2005, 5:30 a.m. ET	Richard Vandervoort, (708) 551-2595 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC. COMMENTS ON DIFFICULT FIRST QUARTER
Company Plans to Provide Annual EPS Guidance on April 19

          WESTCHESTER, Ill., April 5, 2005 — Corn Products International, Inc. (NYSE: CPO) said today that it expects first-quarter diluted earnings per share (EPS) to decline 35 percent to 40 percent from the first quarter of 2004, due primarily to a combination of three factors that affected the US and Canadian portions of its North America region:

•	Net corn costs for the quarter were significantly higher than last year’s first quarter, driven by lower co-product values and the timing of corn purchases for contracted business.

•	Energy and freight costs were higher compared to the first quarter of 2004; and

•	Manufacturing expense problems during the quarter.

          Commenting on first quarter results, Sam Scott, chairman, president and chief executive officer of Corn Products International, said: “We are comparing US and Canadian first-quarter 2005 results to a very strong first quarter of 2004, which included the lowest corn costs for all of last year. However, in addition to the expected increase in net corn and energy costs, the unanticipated manufacturing and freight expense issues contributed to results that were lower than our expectations. Mexico and our other two regions, South America and Asia/Africa, got off to a good start in 2005.”

          Corn Products International plans to provide guidance for the full year when it releases its first quarter earnings on April 19, 2005.

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ABOUT THE COMPANY

          Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2004, the Company recorded net sales of $2.3 billion with operations in 16 countries at 27 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

     This release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this report or referred to or incorporated by reference into this report are “forward-looking statements.” These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and income tax rates; labor disputes; biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and the resolution of the current uncertainties resulting from the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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